Exhibit 99.1
Media Contact:    Stevi Wara
Diamond Resorts Corporation
Tel: 702.823.7069; Fax: 702.684.8705
media@diamondresorts.com

DIAMOND RESORTS INTERNATIONAL® CLOSES ACQUISITION OF PACIFIC MONARCH RESORTS
Purchase Adds Nine Resorts and 75,000 Owners to Diamond Resorts International® Network

LAS VEGAS, Nev., (May 22, 2012) – DIAMOND RESORTS INTERNATIONAL®, a global leader in the hospitality and vacation ownership industries, today announced that it has closed, through its subsidiary DPM Acquisition, LLC, the acquisition of a substantial portion of the assets of Pacific Monarch Resorts, Inc. This transaction adds nine resorts located in California, Nevada, Utah and San Jose del Cabo, Mexico, as well as approximately 75,000 owners to Diamond Resorts International®. The acquisition was originally announced in October 2011.

“We are delighted to finalize this acquisition and bring these resorts into our global network of properties,” said Stephen J. Cloobeck, Chairman and Chief Executive Officer of Diamond Resorts International®. “Our growth strategy is clear: to acquire properties in leading destination locations at good valuations, to make the necessary investments in plant and equipment to bring them up to our standards and to transform the service levels by introducing our industry-leading service program, The Meaning of Yes®. We look forward to integrating the current Monarch Grand Vacation owners into the broader Diamond Resorts International® network, offering opportunities to vacation at our more than 200 resorts in 28 countries around the world. In addition, we look forward to an expanded relationship with Guggenheim Partners and Resort Finance America, LLC (“RFA”) and RFA’s management company, Lantern Asset Management, LLC.” Financing for the acquisition of the Pacific Monarch Resorts assets was provided by Guggenheim Partners.

Pacific Monarch has resorts in the following locations:

•	Cabo Azul Resort in San Jose del Cabo, Mexico

•	Cancun Resort in Las Vegas, NV

•	Cedar Breaks Lodge & Spa in Brian Head, UT

•	Desert Isle of Palm Springs in Palm Springs, CA

•	Palm Canyon Resort & Spa in Palm Springs, CA

•	Riviera Beach & Spa Resort in Capistrano Beach, CA

•	Riviera Oaks Resort & Racquet Club in Ramona, CA

•	Riviera Shores Resort in Capistrano Beach, CA

•	Tahoe Seasons Resort in South Lake Tahoe, CA

Diamond Resorts International®, with global headquarters in Las Vegas, Nevada, is one of the largest hospitality companies in the world with more than 200 branded and affiliated resorts and over 27,000 guest beds in 28 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Offering simplicity, choice and comfort to more than 418,000 owners and members through the branded hospitality service of approximately 5,000 team members worldwide, Diamond Resorts International® is dedicated to providing its guests with effortless and relaxing vacation experiences every time, for a lifetime.

Annually, nearly 1.4 million owners, members and guests enjoy the simplicity, choice and comfort Diamond Resorts International® offers through our branded hospitality experience.

About Guggenheim Partners
Guggenheim Partners is a privately held global financial services firm with more than $125 billion in assets under management. The firm provides asset management, investment banking and capital markets services, insurance, institutional finance and investment advisory solutions to institutions, governments and agencies, corporations, investment advisors, family offices and individuals. Guggenheim Partners is headquartered in New York and Chicago and serves clients across North America, Europe and Asia from more than 25 offices in nine countries. For more information about Guggenheim Partners, visit guggenheimpartners.com.

About Lantern Asset Management, LLC and Resort Finance America, LLC
Lantern Asset Management, LLC is a real estate asset management company headquartered in Dallas, Texas with offices in Orlando and New York that is wholly owned by affiliates of Centerbridge Partners, L.P. (“Centerbridge”). Lantern was formed in September 2010 to assist Centerbridge and Resort Finance America, LLC with the origination, underwriting, acquisition, and servicing of commercial real estate assets. RFA was formed by Centerbridge in connection with the acquisition of $1.0 billion portfolio of loans related to timeshare resorts throughout North America from Ally Commercial Finance LLC in September 2010. In addition to asset management and continued investments in the Ally portfolio, RFA seeks to make new debt and equity investments across the timeshare industry. RFA is managed and operated by principals of Lantern.

CONTACTS

For Diamond Resorts Corporation
media@diamondresorts.com

For Resort Finance America and Lantern Asset Management

Jaquelyn M. Scharnick, Brunswick Group
1.214.459.8181
jscharnick@brunswickgroup.com